Exhibit 99.1

Financial Statements for the fiscal years ended February 2, 2019 and February 3, 2018

Simply Mac, Inc.

INDEPENDENT AUDITORS’ REPORT

To the Stockholder of Simply Mac, Inc.

We have audited the accompanying financial statements of Simply Mac, Inc. (the "Company") (a wholly owned subsidiary of GameStop Corp.), which comprise the balance sheets as of February 2, 2019 and February 3, 2018, and the related statements of operations, stockholder’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Simply Mac, Inc. as of February 2, 2019 and February 3, 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has suffered recurring losses from operations, and has stated that substantial doubt exists about its ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

DELOITTE & TOUCHE LLP

November 1, 2019

SIMPLY MAC, INC.

BALANCE SHEETS

(in thousands)

	February 2, 2019	February 3, 2018
ASSETS
Current assets:
Cash	$91.9)	$318.7)
Receivables, net	1,451.7)	1,481.7)
Merchandise inventories, net	10,995.0)	13,210.7)
Prepaid expenses and other current assets	504.7))	552.7)
Total current assets	13,043.3)	15,563.8)
Property and equipment:
Leasehold improvements	2,123.0)	2,253.0)
Fixtures and equipment	2,866.8)	4,622.0)
Total property and equipment	4,989.8)	6,875.0)
Less accumulated depreciation	4,038.7)	5,155.2)
Property and equipment, net	951.1)	1,719.8)
Other intangible assets, net	—	—
Other noncurrent assets	57.7)	158.5
Total noncurrent assets	1,008.8)	1,878.3)
Total assets	$ 14,052.1 ) )	$ 17,442.1 )

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accrued payable	$ 4,516.1	$ 10,161.5
Accrued liabilities	1,933.3)	1,793.1)
Taxes payable	5.5)	8.9)
Total current liabilities	6,454.9)	11,963.5)
Other long-term liabilities	346.2)	586.0)
Total long-term liabilities	346.2)	586.0)
Total liabilities	6,801.1)	12,549.5)
Stockholder’s equity:
Parent’s net investment	78,797.1)	73,174.6)
Retained deficit	(71,546.1)	(68,282.0)
Total stockholder’s equity	7,251.0)	4,892.6
Total liabilities and stockholder’s equity	$14,052.1)	$17,442.1

See accompanying notes to financial statements.

SIMPLY MAC, INC.

STATEMENTS OF OPERATIONS

(in thousands)

	Fiscal Year
	2018	2017
Net sales	$90,222.8)	$106,798.9)
Cost of sales	68,142.1))	79,056.9)
Gross profit	22,080.7)	27,742.0)
Selling, general and administrative expenses	24,591.6))	25,994.9)
Depreciation and amortization	747.7)	1,357.0)
Asset impairments	— )	11,177.6)
Loss before income taxes	(3,258.6)	(10,787.5)
Income tax expense	5.5)	8.9)
Net loss	$(3,264.1)	$(10,796.4)

See accompanying notes to financial statements.

SIMPLY MAC, INC.

STATEMENTS OF STOCKHOLDER'S EQUITY

(in thousands)

	Parent Company Investment	Retained Deficit	Total Stockholder’s Equity

Balance at January 28, 2017	$ 65,247.1	$(57,485.6)	$ 7,761.5)
Net contributions from Parent	7,927.5	—	7,927.5)
Net loss	—	(10,796.4)	(10,796.4)
Balance at February 3, 2018	$ 73,174.6	$(68,282.0)	$ 4,892.6)’
Net contributions from Parent	5,622.5	—	5,622.5 )
Net loss	—	(3,264.1)	(3,264.1))
Balance at February 2, 2019	$ 78,797.1	$(71,546.1)	$ 7,251.0 )

See accompanying notes to financial statements.

SIMPLY MAC, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year
	2018		2017
Cash flows from operating activities:
Net loss	$(3,264.1)		$(10,796.4)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	747.7)		1,357.0)
Provision for inventory reserves	1,011.1)		1,361.9)
Asset impairments	—)	—))	11,177.6)
Loss on disposal of property and equipment	108.6		506.8.
Other	(196.7)		(281.7))))
Changes in operating assets and liabilities:
Receivables, net	13.6))		(573.4))))
Merchandise inventories	1,204.7		2,498.9)
Prepaid expenses and other current assets	148.6		40.5)
Prepaid income taxes and income taxes payable	13.0)		(10.6)
Accounts payable and accrued liabilities	(5,505.2)		(12,408.6)
Net cash flows used in operating activities	(5,718.7)		(7,128.0)
Cash flows from investing activities:
Purchase of property and equipment	(130.6)		(829.5)
Net cash flows used in investing activities	(130.6)		(829.5)
Cash flows from financing activities:
Capital contributions from Parent	5,622.5)		7,927.5)
Net cash flows provided by financing activities	(5,622.5)		7,927.5)))
Decrease in cash and cash equivalents	(226.8))		(30.0))))
Cash and cash equivalents at beginning of period	318.7)		348.7)
Cash and cash equivalents at end of period	$ 91.9)		$ 318.7

See accompanying notes to financial statements.

SIMPLY MAC, INC.

NOTES TO FINANCIAL STATEMENTS

1.Nature of Operations and Summary of Significant Accounting Policies

The Company

Simply Mac (the “Company”) sells the full line of Apple products, including laptops, tablets, and smartphones and offers Apple certified warranty and repair services. We operate our business across the United States. For the periods presented in the financial statements, Simply Mac was a wholly owned subsidiary of GameStop Corp. (“Parent”). At the time of issuance of the financial statements, Simply Mac was sold to Cool Holdings, Inc. See Note 12 for additional information.

Basis of Presentation and Allocation of Costs

For the periods presented within the accompanying financial statements, the business of Simply Mac was a subsidiary of GameStop Corp. As a result, the financial statements of the Company for all periods presented are derived from the Parent consolidated financial statements and accounting records.  The financial statements include the assets and liabilities within Parent subsidiaries that are attributable to the Company and exclude the assets and liabilities not attributable to its business, as applicable.  The financial statements include charges and allocation of expenses related to certain Parent business support functions including human resources operations, information technology, financial reporting, accounting operations, and various selling general and administrative costs. These expenses have been allocated to the Company based on direct usage when identifiable. Other allocations are based on a pro rata share of consolidated revenue deemed by management to be the most reasonable method reflecting the value received from these shared costs. These costs are primarily reflected in general and administrative expenses in the Company’s statements of operations.

Our fiscal year is composed of the 52 or 53 weeks ending on the Saturday closest to the last day of January. Fiscal year 2018 consisted of the 52 weeks ended on February 2, 2019 ("fiscal 2018"). Fiscal year 2017 consisted of the 53 weeks ended on February 3, 2018 ("fiscal 2017").

The preparation of financial statements derived from the Parent consolidated financial statements and accounting records require management to make certain estimates and assumptions, either at the balance sheet date or during the period that affect the reported amounts of assets and liabilities as well as expenses.  Actual outcomes and results could differ from those estimates and assumptions. Management believes that the allocation methodology applied was on a basis that reasonably reflects the services received by the Company and the costs incurred on behalf of the Company. Although the financial statements reflect management’s best estimate of all costs related to the Company, they may however not necessarily reflect what the results of operations, financial position or cash flows of the Company would have been had it operated as an independent company for the periods presented. Actual costs that would have been incurred if the Company had operated as a stand-alone company depends on multiple factors, including organizational structure and strategic decisions. The Company also may have incurred additional costs associated with being a stand-alone company that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in the accompanying results of operations, financial position and cash flows.

GameStop Corp. is the sole owner of the Company, and as such, Total Stockholder’s Equity as presented in the statements of stockholder’s equity represents the Parent’s interest in the Company’s recorded net assets. The Parent’s net investment balance represents the cumulative net investment made by the Parent since the purchase of the Company. Certain transactions between the Company and other related parties wholly owned by the Parent, including allocated expenses and settlement of intercompany transactions, are also included in the Parent’s net investment. Intercompany transactions between the Company and the Parent are limited to expenses paid by the Parent on the Company’s behalf or the receipt of cash by the Parent related to the Company cash collections and include transactions related to vendor contracts with related parties.

SIMPLY MAC, INC.

NOTES TO FINANCIAL STATEMENTS

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In preparing these financial statements, we have made our best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. Changes in the estimates and assumptions used by us could have a significant impact on the financial results. Actual results could differ from those estimates.

Going Concern

Management evaluates the Company’s ability to continue as a going concern in accordance with ASC 205-40, Presentation of Financial Statements – Going Concern. See Note 11 to the financial statements for the results of management’s assessment.

Cash and Cash Equivalents

We consider all short-term, highly-liquid instruments purchased with a remaining maturity of three months or less to be cash equivalents. Our cash and cash equivalents are carried at cost, which approximates market value, and consist primarily of time deposits with highly rated commercial banks.

Merchandise Inventories

Our merchandise inventories are carried at the lower of cost or market generally using the average cost method. Under the average cost method, as new product is received from vendors, its current cost is added to the existing cost of product on-hand and this amount is re-averaged over the cumulative units. We are required to make adjustments to inventory to reflect potential obsolescence or over-valuation as a result of cost exceeding market. In valuing inventory, we consider quantities on hand, recent sales, potential price protections, returns to vendors and other factors. Our ability to assess these factors is dependent upon our ability to forecast customer demand and to provide a well-balanced merchandise assortment. Inventory is adjusted based on anticipated physical inventory losses or shrinkage and actual losses resulting from periodic physical inventory counts. Inventory reserves as of February 2, 2019 and February 3, 2018 were $22.2 thousand and $126.7 thousand, respectively.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation on furniture, fixtures and equipment is computed using the straight-line method over their estimated useful lives ranging from two to ten years. Maintenance and repairs are expensed as incurred, while betterments and major remodeling costs are capitalized. Leasehold improvements are capitalized and amortized over the shorter of their estimated useful lives or the terms of the respective leases (generally ranging from one to ten years), including option periods in which the exercise of the option is reasonably assured. Costs incurred in purchasing management information systems are capitalized and included in property and equipment. These costs are amortized over their estimated useful lives from the date the technology becomes operational. Our total depreciation expense was $747.7 thousand and $1,357.0 thousand for fiscal 2018 and 2017, respectively.

We periodically review our property and equipment when events or changes in circumstances indicate that it’s carrying amounts may not be recoverable or its depreciation or amortization periods should be accelerated. We assess recoverability based on several factors, including our intention with respect to our stores and those stores’ projected undiscounted cash flows. An impairment loss is recognized for the amount by which the carrying amount of the assets exceeds its fair value, determined based on an estimate of discounted future cash flows. We recorded impairment losses of $177.6 thousand for fiscal 2017. No impairment charges were recognized during fiscal 2018.

SIMPLY MAC, INC.

NOTES TO FINANCIAL STATEMENTS

Intangible Assets

Our intangible assets consisted of dealer agreements which have an indefinite life. Indefinite-lived intangible assets are not amortized but evaluated for impairment at least annually. If the carrying value of an individual indefinite-lived intangible asset exceeded its fair value, the individual indefinite-lived intangible asset was impaired by the amount of the excess. The fair value of our dealer agreements were estimated using a discounted cash flow analysis known as the Greenfield Method, which assumes that a business, at its inception, owns only dealer agreements and must make capital expenditure, working capital and other investments to ramp up its operations to a level that is comparable to its current operations. In fiscal 2017, we fully impaired our dealer agreement intangible asset which totaled $11.0 million. See Note 5, "Intangible Assets" for additional information.

Revenue Recognition

We adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (ASC Topic 606), effective February 4, 2018 (the first day of fiscal 2018) utilizing the full retrospective transition approach. Our revenue recognition policy discussed below is subsequent to the adoption of ASU 2014-09. See “—Recently Adopted Accounting Pronouncements” for information regarding our revenue recognition policy prior to the adoption of ASU 2014-09.

We recognize revenue when performance obligations are satisfied by transferring goods or services to the customer in an amount that we expect to collect in exchange for those goods or services. The satisfaction of a performance obligation with a single customer may occur at a point in time or may occur over time. The significant majority of our revenue is recognized at a point in time, generally when a customer purchases and takes possession of merchandise through our stores or when merchandise purchased through our e-commerce websites is delivered to a customer.

We have arrangements with customers where our performance obligations are satisfied over time, which primarily relate to extended warranties and our service arrangements. On October 27, 2017, the Company paid a third-party provider, Safeware, the Insurance Agency Inc., $3,185.8 thousand to assume the liability of the Company’s in-house warranty program. As a result, all existing customer liabilities associated with the program were extinguished and the Company recognized $3,060.8 thousand in revenue during fiscal year 2017. Subsequent to the sale of our warranty program, all warranties sold by the Company are fulfilled by a third-party provider. When purchasing extended warranties from us, customers pay a retail price and we earn a commission based on a percentage of the retail sale as negotiated with the third-party warranty company. We recognize commissions as revenue at the time of the sale of the warranty.

Revenue is recognized net of sales discounts and returns. Our sales return policy is generally limited to 14 days or less and as such our sales returns are, and historically have been, immaterial. Revenues do not include sales taxes or other taxes collected from customers.

Customer Liabilities

Our customer liabilities accounting policy discussed below is subsequent to the adoption of ASU 2014-09. See “—Recently Adopted Accounting Pronouncements” for information regarding our customer liabilities accounting policy prior to the adoption of ASU 2014-09.

We establish a liability upon the issuance of merchandise credits and the sale of gift cards. Revenue is subsequently recognized when the credits and gift cards are redeemed. In addition, we recognize breakage in revenue.

Cost of Sales and Selling, General and Administrative Expenses Classification

The classification of cost of sales and selling, general and administrative expenses ("SG&A") varies across the retail industry. We include certain purchasing, receiving and distribution costs in SG&A in the statements of operations. We include processing fees associated with purchases made by check and credit cards in cost of sales in the statements of operations.

Income Taxes

Income tax expense includes federal, state, and local income taxes. Income taxes are accounted for utilizing an asset and liability approach and deferred tax assets and liabilities are recognized for the tax consequences of temporary differences

SIMPLY MAC, INC.

NOTES TO FINANCIAL STATEMENTS

between the financial reporting basis and the tax basis of existing assets and liabilities using enacted tax rates. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. See Note 6, "Income Taxes," for additional information.

Leases

We lease retail stores and equipment. These assets and properties are generally leased under noncancelable agreements that expire at various dates with various renewal options for additional periods. The agreements, which are classified as operating leases, generally provide for minimum and, in some cases, percentage rentals and require us to pay all insurance, taxes and other maintenance costs. Leases with step rent provisions, escalation clauses or other lease concessions are accounted for on a straight-line basis over the lease term, which includes renewal option periods when we are reasonably assured of exercising the renewal options and includes “rent holidays” (periods in which we are not obligated to pay rent). Cash or lease incentives received upon entering into certain store leases (“tenant improvement allowances”) are recognized on a straight-line basis as a reduction to rent expense over the lease term, which includes renewal option periods when we are reasonably assured of exercising the renewal options. We record the unamortized portion of tenant improvement allowances as a part of deferred rent. We do not have leases with capital improvement funding. Percentage rentals are based on sales performance in excess of specified minimums at various stores and are accounted for in the period in which the amount of percentage rentals can be accurately estimated.

In February 2016, the FASB issued an update to current lease accounting standards; see "—Recent Accounting Pronouncements" for additional information.

Recently Adopted Accounting Pronouncements

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows, Classification of Certain Cash Receipts and Cash Payments, which provides guidance on eight specific cash flow issues in regard to how cash receipts and cash payments are presented and classified in the statements of cash flows. We adopted this new standard on a retrospective basis, which did not result in a material impact to our financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which sets forth a new five-step revenue recognition model that replaces the prior revenue recognition guidance in its entirety. The underlying principle of the new standard is that an entity will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. The updated standard also requires additional disclosures on the nature, timing, and uncertainty of revenue and related cash flows. In 2016, the FASB issued several ASUs that further amended the new revenue standard in the areas of principal versus agent evaluation, licenses of intellectual property, identifying performance obligations, and other clarifications and technical corrections. We adopted the new revenue standard, effective February 4, 2018, by utilizing a full retrospective application approach. Under the new standard, we recognize gift card breakage in revenue.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases. This standard requires a lessee to recognize a liability related to lease payments and an offsetting right-of-use asset representing a right to use the underlying asset for the lease term on the balance sheet. Entities are required to use a modified retrospective transition approach for leases that exist or are entered into after the beginning of the earliest comparative period presented in the financial statements, with certain reliefs available. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides clarifications and improvements to ASU 2016-02 including allowing entities to elect an additional transition method with which to adopt ASU 2016-02. The approved transition method enables entities to apply the transition requirements in this ASU at the effective date of ASU 2016-02 (rather than at the beginning of the earliest comparative period presented as currently required) with the effect of initially applying ASU 2016-02 recognized as a cumulative-effect adjustment to retained earnings in the period of adoption. Consequently, an entity’s reporting for the comparative periods presented in the year of adoption would continue to be in accordance with ASC 840, Leases (Topic 840) (“ASC 840”), including the disclosure requirements of ASC 840. These ASUs are effective for fiscal years, beginning after December 15, 2018, with early adoption permitted.

SIMPLY MAC, INC.

NOTES TO FINANCIAL STATEMENTS

We adopted the new standard in fiscal 2019, using the modified-retrospective transition approach as outlined in ASU 2018-11, including certain practical expedients, with no restatement of comparative periods and a cumulative effect adjustment recognized on the date of adoption. Under this transition approach, we will apply the new lease standard, effective February 3, 2019, and record adjustments to our fiscal 2019 opening balance sheet (as of February 3, 2019) to reflect the cumulative effect of the new lease standard. We will also provide quantitative and qualitative disclosures of the new standard's impact to each of our financial statement line items during fiscal 2019. We continue to finalize our implementation efforts and currently estimate that the adoption of ASC 842 will result in recognition of an initial right-of-use asset of $10,687.6 thousand and corresponding initial lease liability of approximately $10,799.6 thousand. We do not expect the adoption of the new lease standard to have a material impact to our statements of operations or statements of cash flows.

2.Revenue

Net sales by significant product category for the periods indicated is as follows (in thousands):

	Fiscal Year
	2018	2017
New Computer	$34,137.8	$43,365.8)))
Warranty & Other Service(1)	17,292.5	20,609.9)))
Accessory	16,634.9	18,945.0)))
iPads & Other Hardware	11,635.9	13,251.9)))
Pre-Owned	9,501.4	8,826.2)))
Other	1,020.3	1,800.1)))
Total	$90,222.8	$106,798.9)))

_____________________________________________

(1)	Includes warranty programs, training and other repair service.

Performance Obligations

Effective February 4, 2018, we adopted ASU 2014-09, Revenue from Contracts with Customers, which set forth a new revenue recognition model that replaced the prior revenue recognition guidance in its entirety (see Note 1 above). The core principle of the new standard is that revenue is recognized when performance obligations are satisfied by transferring goods or services to the customer in an amount that the entity expects to collect in exchange for those goods or services. The satisfaction of a performance obligation with a single customer may occur at a point in time or may occur over time. The significant majority of our revenue is recognized at a point in time, generally when a customer purchases and takes possession of merchandise through our stores or when merchandise purchased through our e-commerce websites is delivered to a customer. We have arrangements with customers where our performance obligations are satisfied over time, which primarily relate to our service arrangements. Revenues do not include sales taxes or other taxes collected from customers.

We expect to recognize revenue in future periods for remaining performance obligations we have associated with unredeemed gift cards and reservation deposits, unredeemed customer liabilities and other service revenue streams.

Performance obligations associated with unredeemed customer liabilities are primarily satisfied at the time our customers redeem their gift cards or reservation deposits for products that we offer. Unredeemed customer liabilities are generally redeemed within one year of issuance.  Our unredeemed customer liabilities totaled $370.1 thousand and $212.9 thousand for 2017 and 2018, respectively.

SIMPLY MAC, INC.

NOTES TO FINANCIAL STATEMENTS

3.Fair Value Measurements and Financial Instruments

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Applicable accounting standards require disclosures that categorize assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included within Level 1 for the asset or liability, either directly or indirectly through market-corroborated inputs. Level 3 inputs are unobservable inputs for the asset or liability reflecting our assumptions about pricing by market participants.

Assets that are Measured at Fair Value on a Nonrecurring Basis

Assets that are measured at fair value on a nonrecurring basis relate primarily to property and equipment and other intangible assets, which are remeasured when the estimated fair value is below its carrying value. For these assets, we do not periodically adjust carrying value to fair value; rather, when we determine that impairment has occurred, the carrying value of the asset is reduced to its fair value.

In fiscal 2017, we recognized impairment charges of $11.0 million associated with our Apple dealer agreement to reflect its fair value of zero.

The fair value estimates of the dealer agreements and store-level property and equipment are based on significant unobservable inputs (Level 3) developed using company-specific information. These assets were valued using variations of the discounted cash flow method, which require assumptions associated with, among others, projected sales and cost estimates, capital expenditures, discount rates, terminal values and remaining useful lives. See Note 1, "Nature of Operations and Summary of Significant Accounting Policies," for further information related to our valuation methods.

Other Fair Value Disclosures

The carrying values of our cash equivalents, receivables, net, accounts payable and notes payable approximate the fair value due to their short-term maturities.

4.Receivables, Net

Receivables consisted of the following (in thousands):

	February 2, 2019	February 3, 2018
Bankcard receivables	$520.4	$865.7
Vendor and other receivables (1)	1,019.7	642.8
Allowance for doubtful accounts	(88.4)	(26.8)
Total receivables, net	$1,451.7	$1,481.7

___________________________

(1)	Vendor receivables primarily relate to vendor allowances.

SIMPLY MAC, INC.

NOTES TO FINANCIAL STATEMENTS

5.Intangible Assets

Indefinite-lived intangible assets are expected to contribute to cash flows indefinitely and, therefore, are not subject to amortization but are subject to annual impairment testing. We tested our indefinite-lived intangible assets on an annual basis during the fourth quarter or when circumstances indicated the carrying value was impaired.

Simply Mac maintains exclusive agreements with Apple to sell their products in Simply Mac branded stores. We previously maintained a dealer agreement intangible asset balance associated with our Simply Mac business, which was fully impaired by $11.0 million during fiscal 2017 to reflect its fair value of zero. The impairment of Simply Mac’s Apple dealer agreements was the result of projected financial performance no longer supporting it’s carrying value.

6.Income Taxes

The provision for income taxes consisted of the following (in thousands):

Fiscal Year
	2018	2017
Current tax (benefit) expense:
Federal	$—	$—
State	5.5))	8.9
Total	$ 5.5	$ 8.9

Deferred tax (benefit) expense:
Federal	—	—
State	—	—
Total	—	—
Total income tax (benefit) expense	$ 5.5)	$ 8.9

The following is a reconciliation of income tax expense (benefit) computed at the U.S. Federal statutory tax rate to income tax expense (benefit) reported in our consolidated statements of operations.

	Fiscal Year
	2018	2017
Federal statutory tax rate(1)	21.0)%	33.7)%
State income taxes, net of federal effect	(0.2)	(0.1)
Tax reform	—	(2.9)
Change in valuation allowance	(21.0)	(30.8)
Total	(0.2)%	(0.1)%

___________________

(1)	Per IRC Section 15, Simply Mac has incorporated a statutory rate of 21.0% for our year end current provision ending February 2, 2019.

On December 22, 2017, H.R. 1, formerly known as the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), was signed into law. The Tax Act makes broad and complex changes to the Internal Revenue Code, including, but not limited to: (i) reducing the future U.S. federal corporate tax rate from 35 percent to 21 percent; and (ii) providing for bonus depreciation that will allow full expensing of certain qualified property.

The Tax Act also established new tax laws that came into effect beginning in 2018, including, but not limited to the reduction of the U.S. federal corporate tax rate discussed above.

Further, the Securities and Exchange Commission staff issued Staff Accounting Bulletin (“SAB”) 118, which provides guidance on accounting for the immediate tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the related accounting under ASC 740, Accounting

SIMPLY MAC, INC.

NOTES TO FINANCIAL STATEMENTS

for Income Taxes. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Tax Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for a certain income tax effect of the Tax Act is incomplete, but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before the enactment of the Tax Act.

As of February 2, 2019, we have completed our accounting for the impacts of the Tax Act.  Changes in net expense related to revaluation of deferred tax assets and liabilities resulting from the new lower corporate tax rate were immaterial.

Simply Mac is a member of the group that files consolidated tax returns under GameStop Corp. & subsidiaries.  The method by which the consolidated amount of current and deferred tax expense is allocated to Simply Mac is by applying the tax laws to Simply Mac’s standalone financials.

Differences between financial accounting principles and tax laws cause differences between the bases of certain assets and liabilities for financial reporting purposes and tax purposes. The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities which are presented in the table below (in thousands).

	February 2, 2019	February 3, 2018
Deferred tax asset:
Inventory	$11.5)	$19.9)
Stock-based compensation	3.3)	6.5)
Net operating losses(1)	657.6)	585.2)
Property and equipment	264.0)	437.2)
Accrued compensation	18.7)	2.3)
Intangible asset	298.5)	337.1)
Allowance for doubtful accounts	21.7)	6.8)
Goodwill	113.0)	126.9)
Total deferred tax assets	1,388.3)	1,521.9)

Deferred tax liabilities:
Deferred rent	(23.9)	(10.4)
Prepaid Expenses	(16.3)	(22.1)
Total deferred tax liabilities	(40.2)	(32.5)

Valuation allowance(2)	(1,348.1)	(1,489.4)
Net deferred taxes	$ —	$ ——

___________________

(1)

As of February 2, 2019, we have approximately $13,661.9 thousand of state net operating loss ("NOL") carryforwards in various jurisdictions that expire in years 2031 through 2039, as well as $839.7 thousand of Virginia NOL carryforwards that have no expiration date.  However, it is more likely than not that we will not generate sufficient state taxable income to realize these NOLs and have therefore maintained a full valuation allowance against such NOLs.

(2)

We are required to periodically assess whether it is more likely than not that we will generate sufficient taxable income to realize our deferred income tax assets. In making this determination, we consider all available positive and negative evidence and make certain assumptions. We consider, among other things, our deferred tax liabilities, the overall business environment, our historical earnings and losses, current industry trends and our outlook for future years. During the preparation of the fiscal 2016 provision, we determined that it was unclear as to the timing of when we will generate sufficient taxable income to realize our deferred tax assets. This was primarily due to three years of consecutive losses. Accordingly, we recorded a valuation allowance against our deferred tax assets in the United States federal, state, and local jurisdictions. Management continues to believe a valuation allowance is appropriate in these jurisdictions as of February 2, 2019. Until we determine that it is more likely than not that we will generate sufficient taxable income to realize our deferred income tax assets in certain markets, income tax benefits associated with current period losses will be fully reserved.

SIMPLY MAC, INC.

NOTES TO FINANCIAL STATEMENTS

With respect to United States federal, state and local jurisdictions, we are typically subject to examination for three to six years after the income tax returns have been filed. We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense.  Although the outcome of tax audits is always uncertain, there are no unrecognized tax benefits recorded for fiscal 2017 or fiscal 2018.

7.Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	February 2, 2019	February 3, 2018
Trade accrued liabilities	$790.0	$418.8
Employee benefits, compensation and related taxes	476.6	500.9
Sales tax liability	288.7	456.2
Customer liabilities	212.9	370.1
Other	165.1	47.1
Total accrued liabilities	$ 1,933.3	$ 1,793.1

8.Leases

We lease retail stores and equipment. These are generally leased under noncancelable agreements that expire at various dates with various renewal options for additional periods. The agreements, which have been classified as operating leases, generally provide for minimum and, in some cases, percentage rentals and require us to pay all insurance, taxes and other maintenance costs. Leases with step rent provisions, escalation clauses or other lease concessions are accounted for on a straight-line basis over the lease term, which includes renewal option periods when we are reasonably assured of exercising the renewal options and includes “rent holidays” (periods in which we are not obligated to pay rent). Cash or lease incentives received upon entering into certain store leases (“tenant improvement allowances”) are recognized on a straight-line basis as a reduction to rent expense over the lease term, which includes renewal option periods when we are reasonably assured of exercising the renewal options. We record the unamortized portion of tenant improvement allowances as a part of deferred rent. We do not have leases with capital improvement funding. Percentage rentals are based on sales performance in excess of specified minimums at various stores and are accounted for in the period in which the amount of percentage rentals can be accurately estimated.

Rent expense under operating leases was as follows (in thousands):

	Fiscal Year
	2018	2017
Minimum	$3,847.3	$3,763.1
Percentage rentals	—	—
Total rent expense	$3,847.3	$3,763.1

Future minimum annual rentals, including reasonably assured options, required under leases that had initial, noncancelable lease terms greater than one year, as of February 2, 2019, are as follows (in thousands):

Period
Fiscal 2019	$3,155.9
Fiscal 2020	2,347.3
Fiscal 2021	1,865.2
Fiscal 2022	1,522.1
Fiscal 2023	1,282.0
Thereafter	2,040.5
Total:	$12,213.0

SIMPLY MAC, INC.

NOTES TO FINANCIAL STATEMENTS

9. Commitments and Contingencies

Commitments

See Note 8, "Leases," for information regarding commitments related to our noncancelable operating leases.

Legal Proceedings

In the ordinary course of business, we are, from time to time, subject to various legal proceedings, including matters involving wage and hour employee class actions and consumer class actions. We may enter into discussions regarding settlement of these and other types of lawsuits, and may enter into settlement agreements, if we believe settlement is in the best interest of our Stockholder. We do not believe that any such existing legal proceedings or settlements, individually or in the aggregate, will have a material effect on our financial condition, results of operations or liquidity.

10.Transactions with Related Parties

Simply Mac enters into transactions with the Parent and its other subsidiaries in the normal course of business.  These transactions occur at prevailing market prices and terms and include primarily the allocation of management, administrative, IT, and ecommerce fees from the parent company, GameStop Corp. As discussed in Note 1, the Company receives cost allocations from the Parent.

Transactions with related parties, reflected in the statements of operations are as follows (in thousands):

	Fiscal Year
	2018	2017
SG&A Costs	$1,974.2	$1,784.4

Parent Company Investment

Net transfers from (to) parent are included as parent company investment within the financial statements. The net parent company investment represents GameStop Corp’s investment in the Company and reflects the net effects of transactions with, and allocations from, GameStop Corp.

Changes to Related Parties

On January 16, 2019, Simply Mac’s parent, GameStop Corp. completed the sale of the Spring Mobile business to Prime Communications, L.P. The Spring Mobile business operated over 1,200 AT&T branded wireless retail stores that sold AT&T services and wireless products. Spring Mobile was considered a related party to Simply Mac during both 2017 and 2018 until the date of the sale.

11.Going Concern

The Company incurred net losses of $3,264.1 thousand and $10,796.4 thousand, for the years ended February 2, 2019 and February 3, 2018, respectively, and cash flows used in operations of $5,718.7 thousand and $7,128.0 thousand, respectively. The Company was recently purchased by Cool Holdings, Inc. (see Note 12). Management has considered the Company’s current financial condition and liquidity sources, including current funds and available working capital, forecasted future cash flows and the Company’s conditional and unconditional obligations due within one year from the date of issuance of the financial statements and concluded that the Company does not have sufficient liquidity to maintain its operations and meet its obligations without further capital investments or debt financing.  These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

SIMPLY MAC, INC.

NOTES TO FINANCIAL STATEMENTS

In response to these conditions and the Company’s expected need for additional liquidity, the Company is exploring several options that could allow us to continue as a going concern.  However, because these options are not within our control, these plans cannot be considered probable.  As a result, the Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

12.Subsequent Events

On June 17, 2019 there was a fire at the Louisville, Kentucky location. This fire resulted in damages to inventory in the amount of $348.2 thousand and $14.8 thousand in fixed assets. We received $250.0 thousand of insurance proceeds as a result of this event which offset the loss.

On May 9, 2019, GameStop Corp, the parent company, entered into a definitive agreement to sell the company to Cool Holdings, Inc., which was amended on July 12, 2019. The sale closed on September 25, 2019. The total consideration was $12,684.2 thousand and is subject to customary post-closing adjustments.